Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Hope Bancorp, Inc. of our report dated February 28, 2024 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Hope Bancorp, Inc. for the year ended December 31, 2023.

/s/ Crowe LLP

Crowe LLP

Los Angeles, California

June 21, 2024